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                    April 11, 2022

       Lori Lipcaman
       Chief Financial Officer
       Vishay Intertechnology, Inc.
       63 Lancaster Avenue
       Malvern, Pennsylvania 19355-2143

                                                        Re: Vishay
Intertechnology, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-07416

       Dear Ms. Lipcaman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing